UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 26, 2006
Citizens Banking Corporation
(Exact Name of Registrant as Specified in Its Charter)
Michigan
(State or Other Jurisdiction of Incorporation)

000-10535 (Commission File Number)	38-2378932 (IRS Employer Identification No.)

328 South Saginaw Street, Flint, Michigan (Address of Principal Executive Offices)	48502 (Zip Code)
(810) 766-7500
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
SIGNATURES

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On June 14, 2006, Citizens Banking Corporation (the “Company”) issued a press release announcing the appointment of Cathleen Nash as executive vice president, head of consumer banking for the Company. The appointment was formally approved by the Company’s board of directors on June 26, 2006.
Ms. Nash, age 43, joins the Company from SunTrust Corporation headquartered in Atlanta, Georgia where she served in a variety of positions for over 13 years, most recently as senior vice president, director of branch banking overseeing the sales and operations strategy of 1,700 branch locations. Before assuming her most recent position in 2003, she served for two years as executive vice president, director of retail banking, Florida, directing over 425 branch locations in that state. She also served for two years as senior vice president director of marketing in Florida. Before moving to SunTrust, Ms. Nash held a number of positions in human resources and marketing during her six years at Bank of Boston.
Significant terms of Ms. Nash’s employment with the Company include an initial base annual salary of $425,000, eligibility for participation in the Company’s Management Incentive Plan with a guaranteed bonus of $255,000 for 2006, a signing bonus of $200,000 subject to repayment if she voluntarily terminates her employment within 24 months, relocation assistance, and a long term incentive award of approximately $250,000 of restricted stock which will vest in three years. Ms. Nash will also receive various executive level perquisites and will be eligible to participate in the Company’s equity compensation program and executive deferred compensation program and in other benefit plans generally available to the Company’s employees. The Company will also enter into a Change in Control Agreement with Ms. Nash with terms and conditions similar to those in the agreements with its other executive officers.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITIZENS BANKING CORPORATION
By:	/s/ Thomas W. Gallagher
Thomas W. Gallagher
Its:	General Counsel and Secretary

Date: June 29, 2006